EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

Dais Analytic Corporation Odessa, Florida

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated March 31, 2011, relating to the financial statements of Dais Analytic Corporation, which is contained in that Prospectus. Our report contains an explanatory paragraph regarding the Company's ability to continue as a going concern.

We also consent to the reference to us under the caption "Experts" in the Prospectus.

/s/ Cross, Fernandez & Riley, LLP
Cross, Fernandez & Riley, LLP
Tampa, Florida

February 10, 2012

201 S. Orange Avenue, Suite 800 • Orlando, FL 32801 • 407-841-6930 • Fax: 407-841-6347
Lakeland    •    Tampa    •    Winter Haven
www.cfrcpa.com